Exhibit 99.1

PRIME MERIDIAN HOLDING COMPANY

CHARTER OF THE

EXECUTIVE, NOMINATING, AND CORPORATE GOVERNANCE COMMITTEE

Article I – Preface

The Board of Directors (the “Board”) of Prime Meridian Holding Company (the “Company”) has established an Executive, Nominating, and Corporate Governance Committee (this “Committee”) and has adopted this Charter of the Executive, Nominating, and Corporate Governance Committee (this “Charter”) on this 20th day of August, 2020.

Article II – Purpose

The Board has established and empaneled this Committee to act on behalf of the Board by identifying, evaluating, and recommending qualified individuals for nomination as directors. This Committee shall also review from time to time the nature, size, and composition of the Board and its committees and make recommendations to the Board with respect thereto. This Committee shall also consider and recommend for adoption by the Board policies, procedures, or guidelines related to the corporate governance of the Company. This Committee shall also have such other duties, powers, and responsibilities as are described in this Charter. The Board may also delegate to this Committee certain additional responsibilities or authorities, provided that such responsibilities and authorities shall not exceed the limits established by Section 607.0825, Florida Statutes, or other applicable law.

Article III – Size and Membership

This Committee shall consist of at least three Company directors, a majority of which must meet the independence requirements of the Nasdaq Marketplace Rules. The size of this Committee shall be established, and the members of this Committee shall be appointed, by the Board. Committee members are subject to removal by the Board. Any vacancy on this Committee may be filled by the Board. The Chair of this Committee shall be appointed by the Board or by this Committee if such authority is so delegated by the Board. Should this Committee appoint its own Chair, such appointment must be ratified by the Board. Should the Board not ratify any such appointment, the Board or this Committee shall select another member of this Committee to serve as Chair.

Article IV – Duties, Powers, and Responsibilities

This Committee shall have the following duties, powers, and responsibilities:

a.	With respect to the Board and directors:

1.

Recommend to the Board a slate of nominees, of which a majority must meet the independence requirements of the Nasdaq Marketplace Rules, for election to the Board at each Annual Meeting of Shareholders and a nominee for any vacancy on the Board that occurs between Annual Meetings of Shareholders.

2.	Establish a process and criteria for selecting director candidates and identifying qualified, diverse, independent, and experienced director candidates in accordance with such process and criteria.

3.	Establish stock ownership requirements for directors and executive officers and conduct an annual review of director and executive stock ownership.

4.

Annually review the Board’s committee structure and compositions and make recommendations to the Board regarding the appointment of directors to serve as members of each committee and as committee Chairs and recommend to the Board additional committee members to fill vacancies as needed.

5.	Consider director nominations properly submitted by the Company’s shareholders in accordance with the procedures set forth in the Bylaws and described in the Company’s proxy statements.

6.

Review the circumstances of, and make recommendations to the Board with respect to the continued service of, any director who ceases to be employed by the Company or, in the case of a non-employee director, changes his or her primary employment.

7.	From time to time, review whether the Board should adopt a retirement policy for its members and, if so, present such a policy for the Board’s consideration and review.

8.	Annually assess the independence of all Board members in accordance with the Nasdaq Marketplace Rules and submit such assessments to the Board for its review and approval.

9.

Make recommendations to the Board of Directors of the Company’s wholly-owned subsidiary, Prime Meridian Bank, with respect to its slate of director nominees for election at each Annual Meeting of its sole Shareholder and a nominee for any vacancy that occurs between Annual Meetings of the sole Shareholder.

b.	With respect to corporate governance generally:

10.

Develop and recommend to the Board a set of corporate governance guidelines for the Company. Periodically reassess the Company’s corporate governance guidelines and recommend to the Board revisions to such guidelines, as appropriate.

11.	Develop and recommend to the Board a policy governing transactions between the Company and persons related to the Company, and review related-person transactions in accordance with such policy

12.

As it deems advisable, establish and administer, subject to Board approval, a process for reviewing and considering shareholder communications and proposals for consideration at an Annual Meeting of Shareholders.

13.	Periodically review the charters of all Board committees and recommend any revisions to the Board for approval.

14.	Oversee, with input from the Board and management, the administration of an annual performance evaluation of the Board.

Article V – Meetings and Procedures

This Committee will meet as frequently as circumstances mandate, but no less than one time per calendar year. The Chair or any two members of this Committee may call a meeting of this Committee on no less than three days notice. A majority of the members of this Committee shall constitute a quorum. This Committee shall keep minutes of its meetings and distribute them to the members of this Committee, the Board, and the Corporate Secretary. At the request of the Board, this Committee shall report to the Board on its actions and activities. This Committee will have the opportunity to meet in executive session without any employees of the Company present at each of its meetings.

Article VI – Annual Self-Evaluation

This Committee shall conduct an annual self-evaluation, including a review of this Committee’s compliance with this Charter. As part of such self-evaluation, this Committee shall consider any proposed revisions to this Charter.  This Committee shall report to the Board the findings of such evaluation.

Article VII – Resources and Authority

This Committee is authorized to access internal and external resources as this Committee deems appropriate to discharge its responsibilities, including the authority to engage external consultants, and will have sole authority to retain and terminate any such consultant and to approve the fees and other retention terms related to the appointment of such consultant.

            The foregoing Charter of the Executive, Nominating, and Corporate Governance Committee was approved by the Board of Directors of Prime Meridian Holding Company on August 20, 2020.

/s/ Richard A. Weidner

Richard A. Weidner

Chair of the Board